Exhibit 10.4
Form of Award Agreement
(Non-Qualified Stock Option)

Name of employee:	(Employee name)

Name of plan:	1997 Stock Incentive Plan, as amended

Date of option grant:	February 21, 2008

Number of option shares:	xx,xxx

Option price per share:	$52.69

Vesting schedule:	xx,xxx shares February 21, 2011
xx,xxx shares February 21, 2012

Expiration date:	February 21, 2018
     Arch Coal, Inc. (“Arch Coal”) hereby confirms this grant of a non-qualified stock option to purchase shares of Arch Coal, Inc. common stock (the “Option”) to the above-named employee (“Employee”). The terms of this Award Agreement and the 1997 Stock Incentive Plan, as amended (the “Plan”), shall govern the Option all respects. Capitalized terms used in this Award Agreement but not otherwise defined herein shall have the meanings assigned to them in the Plan.
     Subject to the terms of the Plan, the Option granted hereunder shall vest and become exercisable based on the vesting schedule described above. Upon Retirement, the vested portion of the Option shall remain exercisable for the lesser of (i) a period of five years from the date of Retirement or (ii) the remaining term of the Option and thereafter shall be forfeited if not exercised. In addition, the Option can become exercisable upon the occurrence of other events as specified in the Plan.
     Nothing in the Plan or this Award Agreement should confer on any Employee any right to continue in the employment of Arch Coal or interfere in any way with the right of Arch Coal to terminate Employee’s employment at any time.
     This Award Agreement shall not be valid unless signed by the Employee and returned to the Human Resources Department.

Arch Coal, Inc.
Sheila B. Feldman Vice President – Human Resources
     I hereby accept the Option granted above under the terms and conditions of the Plan and this Award Agreement. I also acknowledge that I have received a copy of the Plan.

Date:	Employee: